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                             ADVANCED RADIO TELECOM
                       INTERNET SERVICE PROVIDER AGREEMENT

THE PARTIES:

This Internet Service Provider Agreement ("Agreement") is entered into this 11th day of October, 1996 ("Effective Date") between Advanced Radio Technologies Corporation doing business as Advanced Radio Telecom, Corp., a Delaware Corporation, and its Affiliates (collectively "ART"), with its principal place of business at 500 108th Avenue, N.E., Suite 2600, Bellevue, Washington 98004, and DIGEX, Inc., and its affiliates (collectively "ISP"), a Maryland corporation, with its principal place of business at 6800 Virginia Manor Road, Beltsville, Maryland 20705.

RECITALS:

     WHEREAS, ART provides broadband wireless local telecommunications services in certain geographic areas throughout the United States, and its primary service offering uses 38 GHz milimetric facilities;

     WHEREAS, ISP is in the business of providing access to the Internet and ancillary services to end users and others; and

     WHEREAS, ART and ISP desire to enter into an agreement providing for the furnishing of broadband wireless services by ART to ISP to be integrated into ISP's services to end users to enable new local telecommunications solutions for the ISP's customers.

     NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements hereinafter set forth, ART and ISP, intending to be legally bound, agree as follows:

TERMS AND CONDITIONS

1.   Definitions

Definitions are contained in Attachment A.


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2.   Term of Agreement

The term of this Agreement shall begin on the Effective Date and shall continue in effect for three (3) year(s) thereafter. The Agreement shall renew for successive periods of one (1) year unless one of the parties gives written notice not to renew no later than sixty (60) days prior to the scheduled date of expiration of the initial period or any subsequent renewal period. The parties acknowledge and agree that failure of either party to give notice of termination shall give rise to a conclusive presumption that the Agreement is to be renewed pursuant to this Section 2.

3.   Scope of Agreement

ART shall provide to ISP Telecommunications Services and Ancillary Services pursuant to this Agreement and to ART's tariffs ("Tariffs") governing certain of the Services on file with the Federal Communications Commission ("FCC") and various state regulatory commissions. This Agreement incorporates the relevant Tariff provisions as they may be amended from time to time in accordance with law. The Tariffs shall control the furnishing of service under this Agreement in the event of any conflict between this Agreement and the Tariffs but only to the extent that the Tariffs are required to control by operation of law. Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to them in the Tariffs.

4.   Services Provided by ART

     4.1 38 GHz Transmission Services. ART shall provide transmission services over authorized 38 GHz facilities in authorized areas, which services shall consist of the Equipment and all aspects of path engineering, spectrum usage, spectrum assignment, spectrum management, frequency coordination and network monitoring (collectively, "Spectrum Services"). Additional services may be added, from time to time, by amendment to this Agreement in the form of the Service Order. The current form of the Service Order is attached as Attachment
B. Payment for ART's Services by ISP shall be in accordance with Section 13.

     4.2 Equipment.

          4.2.1 Equipment Supplied. In connection with the provision of Services under this Agreement, it will be necessary for ART to install certain equipment on the premises of ISP and/or other locations controlled by third parties and related to the provision of the Services (collectively "Sites"). Equipment to be installed on each Link includes Outdoor Units ("ODU's"), Indoor Units ("IDU's"), monitoring equipment, power supplies, associated hardware and cabling, and other materials necessary to complete the installation process (the "Equipment").


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          4.2.2 Title and Interest. ISP acknowledges and agrees that the
Equipment is, and at all times shall remain, the property of ART, and that ISP shall have no right, title or interest in or to the Equipment. The Equipment is, and at all times shall remain, personal property notwithstanding that it may now be or hereafter become in any manner embedded in, affixed or attached to real property or any building thereon. ISP covenants and agrees to maintain the Equipment free and clear of all liens, charges, security interests and encumbrances (except any placed thereon by or with the written consent of ART).

          4.2.3 Risk of Loss. To the extent that access to the Equipment is under its control, ISP shall take all appropriate measures to secure the Equipment from loss, destruction or damage, and prevent the possibility that the Equipment might create environmental hazards, such measures shall include but not limited to: physical security, including, without limitation, barriers, limited and locked access, posted warnings and training of those with access; electronic security including without limit periodic audits of its telecommunications systems and passwords; environmental controls; and suitable power supplies. To the extent that the Equipment is under its control, ISP shall bear the entire risk of loss, theft, destruction or damage of the Equipment or any portion of it from any cause whatsoever (other than as caused by ART, its employees and agents). The total or partial destruction of any Equipment or the total or partial loss of use or possession by ISP, provided that such Equipment was under its control, shall not release or relieve ISP from the duty to pay the charges provided herein. To the extent that the Equipment is under its control, ISP shall insure all Equipment and shall include ART and/or ART's creditors as a payee under its comprehensive loss or similar policy, which shall be kept in force continually for the term of this Agreement, including any renewal term. The insurance requirements under this Section 4.2.3 shall be in addition to those of Section 18.11.

          4.2.4 Equipment Alternations. ISP acknowledges that ART shall have complete discretion to furnish the Services using any equipment it chooses, so long as the Services are designed to satisfy the Performance Expectations.

     4.3 Hub and Target Customer Services

          4.3.1 Identification of Hub Site MSAs. ART and ISP shall agree mutually upon certain geographic areas, generally to be located within a major metropolitan statistical area ("SMSA") as defined by Rand McNally, within which they shall seek to establish Hub Services. The areas selected ("Selected Area(s)") shall be listed in Attachment C to this Agreement and shall be amended from time to time by mutual agreement of the parties.


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          4.3.2 Identification of Hub Sites. After the parties have chosen the
Selected Area(s), they shall agree mutually upon the number and location of prospective Hub Sites within each Selected Area, which generally will be located at or near the POP of the ISP, in accordance with the immediately following procedures. ART shall supply to ISP a preliminary recommendation of Hub Site(s). ISP shall respond by indicating which site(s) on the preliminary list are agreeable to it within ten (10) days of receipt of the list from ART.

          4.3.3 Preliminary Hub Site Survey. After preliminary list of Hub Site(s) has been reduced in accordance with the procedures in Section 4.3.2, ART shall conduct a Preliminary Site Survey and shall create a 360 degree View Shed from each prospective Hub Site. The View Shed shall identify all commercial buildings that appear to have Line-of-Sight with each prospective Hub Site. At its option, ART may also extend the View Shed analysis to divide the commercial buildings located within the View Shed into those that are directly connected to fiber optic cables owned or operated by a CLEC and those that are not so connected.

          4.3.4 Connect-the-Dots-Service. ART and ISP thereafter shall agree mutually upon the prospective buildings ("Target Buildings") that appear to be the most likely to contain prospective Customers. After the date ("Target Building Selection Date") upon which the parties have chosen the Target Buildings, ART shall conduct a detailed Site Survey, if in its sole judgment a detailed Site Survey is desirable, and shall exercise reasonable efforts to obtain rights ("Access Rights") in advance to install Equipment at the Target Buildings for the purpose of furnishing Hub Services. ART shall not be obligated to obtain Access Rights. ART shall have sole discretion to as to the terms and conditions of Access Rights, provided that ART shall exercise reasonable efforts to inform ISP ninety days in advance of the termination of any Access Rights.

          4.3.5 Marketing Material. On a mutually agreed upon frequency (e.g., biweekly), ART shall furnish to ISP: (i) for each new Target Building, in a mutually-agreeable format, which shall be either Microsoft Access or Excel, the names and telephone numbers, to the extent readily known, of each commercial tenant in the Target Buildings; (ii) reference maps in a format and containing such information as chosen by ART in its sole discretion for use in market planning and/or network planning; and (iii) the status of the negotiations for Access Rights for each Target Building.

          4.3.6 Subrate Service. At it's sole discretion, ART may elect to offer and ISP, at its sole discretion, may elect to accept "Subrate Service" in one or more Target Buildings once the Target Buildings have been identified. Subrate Service shall consist of the following actions: (i) ART and ISP shall mutually agree upon the type of SPE that is necessary to furnish high quality fractional DS-1 telecommunications services to a prospective commercial tenant in a


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Target Building; (ii) ART shall be responsible for installing, within a reasonable time thereafter, SPE within each building, in advance of a Service Order from a Customer, to a location chosen in ART's sole discretion that will allow ISP and ART to connect a Customer to the ISP and ART's services expeditiously after receipt of a Service Order; (iii) ISP shall be responsible for installing, within the same time frame that ART completes its responsibilities under Subsection 4.3.6 (ii), appropriate router channel cards at its nearest POP for the relay of fractional DS-1s.

          4.3.7 Costs. The parties shall bear sole responsibility for those costs and expenses for the establishment of Hub Services that arise out of their duties. Costs and expenses created by shared responsibilities shall be shared equally.

5.   Service Ordering Procedures

     5.1 Service Order Processing

     In order to initiate the processing of an order for the Services, ISP shall submit to ART a Request for Service ("RFS"). ART shall examine the RFS for completeness and may return the RFS to ISP for additional information. Purchaser shall exercise reasonable efforts to complete and return the RFS to ART within three (3) business days of receipt. ART may elect to conduct a detailed site survey. ISP and ART shall execute a Service Order, which shall become an integral part of this Agreement. The Service Order shall contain, among other things, pricing for the Circuit, including all installation charges. Following execution of the Service Order, ART shall deliver to ISP a Firm Order Confirmation which shall contain, among other things, a mutually agreeable target installation schedule ("Target Service Date"). The Target Service Date may be amended from time to time by amendments to the Firm Order Confirmation. ART shall exercise reasonable efforts to complete the installation within fifteen (15) business days of receipt of the completed RFS, provided ART has secured the necessary access and roof rights in advance of receipt of the RFS, and provided ISP promptly returns the executed Service Order upon notification by ART of pricing for the circuit and installation charges.

     5.2 Service Order Modification or Cancellation

ISP may modify or cancel its Service Order at any time prior to the Service Commencement Date, as hereinafter defined, provided that ISP shall be responsible for all internal costs, other than those incurred as a result of the hub and target customer services set forth in Section 4.3, incurred by ART and for all direct charges incurred to the date of cancellation that are payable to third parties. The charges set forth in this Section 5.2 are subject to Section
5.3. Cancellations and modifications by ISP will not be accepted unless confirmed in writing by ISP and signed by ISP's Vice President - Customer Service, Business Connectivity or their designated representative.


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     5.3 Timing

ART shall exercise reasonable efforts to install the Equipment and commence delivering the Services by the Target Service Date but only in situations where arrangements to obtain access to and use of the Site have been completed prior to execution of the Service Order. ART's Field Services Department or subcontractors, at ART's sole option, shall perform all installations in connection with this Agreement. ISP expressly acknowledges that time is not of the essence with regard to this Section 5 and that it shall not be considered a breach of this Agreement if ART fails to commence Spectrum Services by the Target Service Date or fails to expeditiously process an order; provided that, notwithstanding the provisions of Section 5.2, ISP, as its sole remedy for ART's failure to commence Services by the Target Service Date, may cancel a Service Order without incurring any charges, following Notice to ART and ten (10) additional days allowed to ART to complete installation and start delivering Spectrum Services. If, however, a Customer of ISP cancels service to be provided by ISP because ART fails to commence Spectrum Services by the Target Service Date, ISP may cancel the Service Order without incurring any charges, following Notice to ART.

     5.4 Commencement of Service

The Spectrum Services shall commence and ISP shall be responsible for charges for the Spectrum Services five (5) business days after the date that ART installs the Equipment, performs any testing ART deems necessary, and notifies ISP (the "Completion Notice") that ART is ready to commence furnishing Spectrum Services, or (ii) a later date mutually agreed upon in writing by ART and ISP (the "Service Commencement Date").

     5.5 Minimum Period of Service

The minimum period for Spectrum Services to be provided to ISP shall be one (1) year from the Service Commencement Date for each Service Order that results in a Completion Notice.

6.   Related Support Services Provided by ART

ART shall supply certain services set forth in this Section 6 in support of the Services (the "Related Support Services"). Except as expressly provided herein or in the event ART completes the Pre-Qualification Work Sheet and/or obtains Site access rights, there shall be no additional charges for the Related Support Services and they shall be included in the charges for the Services as set forth in Section 13.

     6.1 Frequency Coordination


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It is necessary to "coordinate" the frequencies to be used on the paths to be activated with other potentially interfering frequencies used either by ART or by third parties, and engineer the path layouts, in order to optimize path performance. ART's Engineering Department shall be responsible for all frequency coordination for Spectrum Services. In addition, ART shall maintain, or cause to be maintained, databases and systems to support coordination with other 38 GHz service providers. Frequency coordination information and engineering databases shall remain the property of ART and shall be considered Confidential Information by ISP and subject to the provisions of Sections 16 and 18.

     6.2 Maintenance and Restoral

          6.2.1 Outage Restoral. Except as agreed otherwise, ART shall set goals of, and exercise reasonable efforts to achieve: dispatch of field service personnel within thirty (30) minutes and Service restoral within four (4) hours or less; provided that ISP expressly acknowledges that it is not possible for the Services to be restored within four (4) hours in all instances and that it shall not be a breach of this Agreement for Outages to exceed four (4) hours by any amount, except that, as its sole remedy, ISP shall be entitled to a credit of one (1) month's Service for all Outages within a given month for a given Circuit if the total Outages exceed four (4) hours. The Outage credit under this
Section 6.2.1. is in lieu of and not cumulative with the Outage credits pursuant to Section 14.2. If ART determines that the cause for an Outage is not within the control of ART, that is when Outages are not caused by or do not occur in the facilities or the Services provided by, operated or serviced by ART, or if ART responds to an Outage report by ISP or Customer and no such Outage exists, then ISP shall not be entitled to an Outage Credit and shall be responsible for all costs and charges for the response to the service call at ART's then-current standard hourly rates. ART's standard hourly rates at the time of the execution of this agreement are listed in Attachment D to this Agreement.

          6.2.2 Scheduled Maintenance. ART or its subcontractors, at ART's sole option, shall perform routine maintenance and adds, moves, and changes at reasonable times to be chosen by ART, for which ART shall give five (5) days written notice; provided that for emergency service, ART shall use good faith efforts to provide reasonable notice under the circumstances. ART will make every effort to coordinate its maintenance visits with ISP's scheduled maintenance windows. ISP shall provide its maintenance window schedule to ART.

          6.2.3 Limitations on ART's Obligation to Maintain and Restore. ART's obligations under Section 6.3.1. exclude each of the following, as determined solely by ART: (i) Service that would be unsafe or impractical because of alterations to the Equipment not approved by ART, or its connection to equipment or devices not furnished or approved by ART or which connection would for any reason render Service impossible; (ii) Service using Equipment located


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in an unsafe or hazardous environment; (iii) Service that cannot be restored because of elements external to the Equipment and not under the control of ART, including, but not limited to, adverse environmental conditions or inadequate power that are not within the manufacturer's or ART's specifications; (iv) Service resulting from any accident, neglect, alterations, improper use or misuse of the Equipment by personnel not under the control of ART; (v) Service in connection with relocation not approved by ART of any of the Equipment; and
(vi) the inability of ART to access the premises of ISP or an ISP customer in order to perform installation, maintenance and repair.


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          6.3 Network Operations Management

The ART Network Operations Center ("NOC") will provide the following services:
(i) Link alarm monitoring; (ii) Link performance monitoring; (iii) Link performance reporting; (iv) Link performance data; (v) remote Link diagnosis;
(vi) Link restoral; and (vii) coordination and testing to the extent feasible with operations centers operated by third parties. The NOC operates on a seven
(7) day per week, twenty-four (24) hour basis to monitor all ART Circuits. The NOC provides continuous supervisory control and data acquisition ("SCADA"). The NOC services to be provided under this Agreement are subject to change from time to time without Notice and in the sole discretion of ART.

          6.4 Customer Service Department

ART's Customer Service Department shall be available to assist ISP with Service complaints and other problems without charge, provided that the requests for assistance are reasonable. ART shall maintain a "help" desk twenty-four (24) hours per day, seven (7) days per week. ART shall exercise reasonable efforts to resolve all ISP service issues within twenty-four (24) hours. ART shall establish a system of its own choosing for either reporting all inquiries to ISP or enabling ISP to access an ART database, such as an electronic bulletin board, to retrieve information concerning such inquiries and their resolution.

          In addition, the Customer Service Department shall provide to the ISP on a weekly basis a Status Report which shall contain a list of the Customers of the ISP for which the ISP has ordered the Services; the status of installation of the Services for each Customer of the ISP (i.e. pending, installed or canceled); and the Target Service Date, as amended from time to time, or the date of installation or the date of cancellation as appropriate.

          6.5 ART Point of Contact

ART shall assign a primary point of contact for inquiries and customer support for ISP, which person shall be reachable during the business day, 8am until 6pm PT, and shall provide an escalation procedure for resolving differences. The guidelines for escalation procedures are attached as Attachment G. The initial contact shall be The Customer Service Department at 888-700-9900.

7.   Limited Mutual Exclusivity

The parties agree that this Agreement shall not be considered to be exclusive, except to the extent set forth hereafter in this Section 7, and that the parties may contract with and provide services to or receive services from any third party for any purpose not inconsistent with this Agreement.

8.   Marketing Efforts.


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          8.1 Joint Marketing.

The parties agree that, within sixty (60) days of the Effective Date, and from time to time thereafter, they shall agree on joint promotional activities and additional distribution channels for advancing sales of broadband wireless circuits to Customers, with the costs to be borne equally.

          8.2 ART Marketing Efforts.

ART shall, from time to time, provide ISP with collateral marketing material and permit ISP to participate in ART's cooperative advertising programs to the extent of participation by other similarly-situated ART customers.

9.   Post Termination Support Services

In the event of a termination of this Agreement by either party, ART shall, if requested by ISP, continue to provide on-going service, support, maintenance and restoral in accordance with the terms of this Agreement for all Circuits in service pursuant to this Agreement and prior to its termination, provided that ISP continues to pay the applicable charges, which charges may be changed by ART following thirty (30) days Notice to ISP.

10.  Use of Subcontractors

ISP expressly agrees that ART may use any subcontractor that it chooses without prior approval for installation, maintenance, restoral and other field service functions, and for any other ART obligations under this Agreement; provided that the use of subcontractors shall not relieve ART of any of its obligations hereunder.

11.  Performance

     11.1 Performance Expectations

Based upon its standard engineering evaluations, Link analysis, expected weather patterns for the Link to be installed, manufacturer's Equipment specifications, anticipated site environment and ART's experience, ART shall provide the Services, with a Bit Error Rate of better than 10-13 over each Circuit in unfaded conditions, and Service over each Circuit that has an Availability of better than 99.995% in the aggregate during each month. ISP expressly acknowledges that ISP is entitled only to Outage credits as specified in Section
14.2 for any failure by ART to meet the Performance Expectations of this Section 11.1.

     11.2 Limitations on ART's Duty to Perform


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ART's obligation to exercise reasonable efforts to meet the Performance
Expectations in Section 11.1. shall not require ART to provide Service or Related Support Services: (i) that would be unsafe or impractical because of alterations to the Equipment not approved by ART, or its connection to equipment or devices not furnished or approved by ART or which connection would for any reason render Service impracticable; (ii) that uses Equipment located in an unsafe or hazardous environment; (iii) that cannot be restored because of elements external to the Equipment and not under the control of ART, including, but not limited to, adverse environmental conditions or inadequate power that are not within the manufacturer's or ART's specifications; (iv) to restore service that was out due to any accident, neglect, alterations, improper use or misuse of the Equipment by personnel not under the control of ART; and (v) in connection with a relocation not approved by ART of any of the Equipment. In addition, ART shall not be liable for ART's failure to exercise reasonable efforts to meet the Performance Expectations in Section 11.1 in the event that such failure is due to: (a) ISP's or Customer's failure to follow procedures for use of the Services and Equipment as provided by ART or the manufacturer from time to time; (b) repair, modification, maintenance or relocation of the Equipment by personnel other than ART personnel or ART-designated representatives, without the express written consent of ART; (c) abuse, misuse, or negligence by ISP or third parties affecting the Services and/or Equipment so as to impede ART's ability to provide the Services; or (d) the inability of ART to access the SPE premises or Site in order to perform installation, maintenance and repair due to limitations or restrictions imposed by ISP or Customer or due to any violations of Section 12.4 of this Agreement.

12.  ISP's Responsibilities

     12.1 Payment
ISP shall pay all applicable charges and taxes in accordance with Section 13 of this Agreement.


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     12.2 Access to Site and Customer's Premises and Service-Related Equipment

During the term of this Agreement, ISP shall arrange for ART or its representatives to have access to those portions of the Customer's premises or Sites that are under the control of ISP or its Customer for the purpose of installation, testing, preventive maintenance and Service restoral. Where the nature of the visit permits advance notice, ART shall give reasonable advance notice and shall schedule the visits during business hours. Where the nature of the visit does not permit an advance scheduling, including but not limited to, emergency or restoral situations, ISP shall arrange for ART or its representatives to have immediate access to the Sites and all Equipment located therein, and fully assist and cooperate with ART in remedying the emergency or Outage. In addition, to the extent that the Site or premises are under its control or that of its Customer, ISP shall (i) exercise reasonable efforts to protect the Site and equipment from damage or loss; and to prevent any obstructions that would interfere with line of sight along the Link and (ii) promptly report any developments including but not limited to activities or planned activities, including without limitation new antenna masts or buildings or other structures, that obstruct or might obstruct line of sight along the Link.

     12.3 ISP Point of Contact

ISP shall appoint a person, who shall be the primary point of contact for ART, which person shall be reachable during the business day, from 8am until 6pm, using the time standard in effect at ISP address first listed above and an emergency point of contact, if different. The initial contact person for the business day by name and title shall beSheryl R. Richeson, Vice President - Customer Service, Business Connectivity, 301-847-6420, 6800 Virginia Manor Road, Beltsville, MD 20705. The initial contact person for other than business hours by name and title shall be _________________________________________________

13.  Pricing

     13.1 Pricing

ART will from time to time establish its Price List for Service ("Pricing"). ART shall have the option to increase or decrease its Pricing at any time; provided that ART provides Notice of such change to ISP thirty (30) days before the effective date of the price change; provided further that any change in pricing shall not effect Circuits which are the subject of a Service Order at the time ART provides notice. The Retail Pricing in effect at the time of the execution of this Agreement are set forth in Attachment E and shall remain in effect for the purposes of this Agreement until further notice The pricing set forth below and on the Attachments does not include taxes, where applicable.


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          13.1.1 Non-Standard Installation Charges. With the exception of
Subrate Service, for which an installation fee is incurred with the addition of each new Subrate Service customer, installation is charged on a per DS-1 or DS-3 Circuit basis, with differing charges depending on the capacity and type of the Equipment installed and the environment of the Site. The rate may be decreased, at ART's sole option, for additional DS-1s for the same ISP between the same two points. The charge for installation may vary by state and by city. ISP shall pay a non-recurring charge, as set forth on Attachment E, for a Standard Installation, which charge represents a portion of the actual cost of installation. Such Standard Installation charge assumes reasonable access to the Equipment locations and that the locations meet ART's Minimal Acceptable Site Criteria. The Equipment that is part of a Standard Installation is listed in Attachment F. If the installation takes longer than one continuous eight hour period or the construction required is non-standard, as determined by ART, due to circumstances beyond the reasonable control of ART, ISP shall be responsible for all additional costs at ART's then current standard hourly rates and the cost of the additional materials, including ART's overhead.

          13.1.2 Volume Discounts

               Volume Discounts. ISP will be eligible for volume purchase discounts based on projected quotas. The projected sales quotas and applicable discounts are set forth in Attachment C. The discounts set forth therein will apply to the first and each succeeding Circuit in the year in which they are installed; provided, however, if the sales quotas are not met in any year, then the discounts for the entire following year shall be based upon the sales level actually achieved in such previous year. Volume purchase discounts shall only apply to monthly recurring Circuit charges. Non-recurring charges shall not be subject to discount. Non-recurring charges include, but are not limited to, installation, de-installation, re-location, Site acquisition support, frequency coordination, and other services. Volume discounts are calculated based upon the anniversary of the Effective Date, not (unless coinciding) a calendar year.

          13.2 Timing of Payments

All payments shall be due within thirty (30) days of the date of receipt of the invoice. Payments shall be forwarded to the address stated on the face of the invoice. ART shall have the option, without notice, to impose a late payment charge of one and one-half percent (1.5%) per month or the maximum amount allowable by law on any past due charges, whichever is higher. ISP agrees


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to pay all costs, including reasonable attorney's fees, expended in collecting past due charges. All invoices shall be conclusively presumed to be accurate unless ISP gives Notice to ART to the contrary within sixty (60) days of the receipt of the invoice, except where the incorrectness could not have been discovered with due diligence within that period.

14.  Outages

          14.1 ART's Liability for Outages

All liability of ART for interruptions, errors, omissions, Outages or defects occurring in the course of furnishing the Services and not caused by actions of ISP or third parties shall be strictly limited to Outage credits against sums paid or to be paid in an amount determined in accordance with Section 14.2 ("Credit"). Credit for Outages shall be allowed only when Outages are caused by or occur in the facilities or the Services provided by, operated or serviced by ART. No Credit shall be allowed for Outages due to the failure of facilities, services or equipment not provided, operated or serviced by ART or the acts or omissions of ISP or third parties. No Credit shall be given for any Outages caused by testing, or by routine maintenance provided that ART has given ISP advance notice of such maintenance. ISP must promptly Notify ART of any Outages and include details of such Outages, including, without limitation, time the Outage occurred, duration and cause, if known.

          14.2 Determination of Outage Credits

Outages will be deemed to start upon the earlier of either the time upon which ART receives Notice from ISP that an Outage has commenced or the time that ART becomes aware of the Outage; provided that, if ART is informed or becomes aware of the Outage within two hours of its commencement, the Outage will be deemed to have commenced at the first of the Severely Errored Seconds. The Outage will be deemed to cease when a Circuit performance demonstrates ten (10) consecutive seconds of service with no Severely Errored Seconds. Outage Credits will be given for each day ("Credit Day") during which there is greater than thirty (30) Severely Errored Seconds. Credits will be given against the monthly recurring charges on the basis of a thirty day assumed month, at the rate of each Credit Day being 1/30th of the recurring charge. In any month in which there are three successive Credit Days or five total Credit Days, ISP shall be given credit for the entire month for that Circuit. Credits will only be given on a Circuit by Circuit basis for a Circuit in which an Outage occurs. In the event ISP experiences four (4) or more Credit Days under this Section 14.2 within a forty-five (45) day period, the Circuit may, at ISP's option, be terminated by Notice to ART. Upon any such termination, ISP shall not be liable for any Circuit Service charges from and after the date ART receives Notice of termination.


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15.  Licensing & Regulatory Matters

          15.1 License Authorization

ART shall be responsible for obtaining or for maintaining in good standing appropriate authorizations from the Federal Communications Commission ("FCC")
(i) as a licensee in the millimetric wave frequencies at 38 GHz, and (ii) to construct and operate (or permit others to construct and operate) radio equipment necessary to provide service to ISP under this Agreement; provided that nothing in this Agreement shall be construed to require ART to continue to prosecute any pending authorization applications, file for any additional authorizations after the Effective Date, or seek modifications in the technical or other parameters of its Authorizations.

          15.2 Common Carrier Authorizations

Subject to Section 15.1, to the extent required, ART and ISP each shall be responsible for obtaining common carrier or other appropriate authorizations from the FCC and state utility commissions and to file tariffs wherever necessary to provide the services contemplated by each under this Agreement; provided that each party shall have complete discretion as to the terms and conditions of its Authorizations and tariffs except to the extent compelled to do otherwise by this Agreement.

16.  Intellectual Property Rights

          16.1 Trademarks, Tradenames and Branding

The execution of this Agreement does not waive either party's common law or statutory rights in its respective trademarks and tradenames. Each party shall request prior approval for use of the other party's trademarks, tradenames, logos, logotype, fictitious name and corporate name in any promotional, marketing, reporting, materials, including but not limited to hard copy, video, and electronic media, with a likelihood of public distribution. All Services sold by ISP hereunder shall carry ISP's tradename, unless otherwise directed in writing by ISP and agreed to in writing by ART.

          16.2 Inventions, Patent Rights, Copyrights, Trade Secrets and Know-How

Each party shall retain all rights in patents, inventions, copyrights, trade secrets, and technical know-how existing prior to the Effective Date or independently developed after the Effective Date. Use, implementation, transfer or other disclosure of either party's intellectual property in support of or in connection with this Agreement, whether indirect or direct, shall not affect the intellectual property rights of the originating party. Rights to mutually developed intellectual property will be negotiated in good faith independent of the terms and conditions of this Agreement.

          16.3 Software and Firmware

Any software or firmware provided to ISP under this Agreement shall be licensed to ISP to install and use on Equipment provided by ART under this Agreement. ISP covenants and agrees to use such software or firmware provided to it only for the purposes contemplated by this Agreement, and ISP retains no right, implied or otherwise, to use, transfer such software or firmware to any other equipment and covenants and agrees not to permit such software or firmware to be copied or disclosed to third parties without the express, prior written consent of ART. Upon the termination of this Agreement, ISP agrees to return all copies of such software and firmware to ART within thirty (30) days of such termination.

17.  Limitation of Liabilities

ART MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO ANY OF THE EQUIPMENT, SERVICES AND RELATED SUPPORT SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION. EXCEPT AS EXPRESSLY PROVIDED HEREIN, ART SHALL NOT BE LIABLE FOR ANY CLAIMS OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, ACTIONS, DAMAGES, DEMANDS, JUDGMENTS, LOSSES, COSTS, EXPENSES, LIABILITIES, AND LOSS OF MONIES ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE, WHETHER BASED ON CONTRACT, WARRANTY, TORT INCLUDING NEGLIGENCE, MISTAKE, ERROR, MISCONDUCT, INTERRUPTION, DELAY, DEFECT OR OTHERWISE OF ART, ITS EMPLOYEES, AGENTS, CONTRACTORS, OR SUB-CONTRACTORS, OR AFFILIATED COMPANIES, INCLUDING BUT NOT LIMITED TO SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES, LOSS OF REVENUE OR PROFIT, LOSS OF USE OF ANY PROPERTY, COST OF SUBSTITUTE PERFORMANCE, EQUIPMENT OR SERVICES, COST OF CAPITAL DOWNTIME COSTS AND CLAIMS OF THE ISP FOR DAMAGES.

18.  Confidentiality

In connection with this Agreement, each party may disclose or otherwise make available certain data or information to the other party, which data or information the disclosing party considers to be confidential and proprietary. As used herein, "Confidential Information," means any non-public information, including Vendor lists, business plans and proposals, financial information, marketing information, problem solving methods, implementation steps, know-how, technology, trade secrets and drawings and renderings related to each party's ongoing and proposed businesses, products and services which is being provided or which has been provided to the receiving party by the disclosing party, or which is obtained by the receiving party from its meetings and contacts with the disclosing party, or any information derived by receiving party from information so provided or obtained. Confidential Information includes all written or electronically recorded materials identified and marked as confidential or proprietary or which on their face appear to be confidential or proprietary, and oral disclosures of Confidential Information by the disclosing party which are identified as confidential or proprietary at the time of such oral disclosure.

Confidential Information does not include any of the following: (a) information that is in or becomes part of the public domain without violation of this Agreement by the receiving Party; (b) information that was known to or in the possession of the receiving party on a non-confidential basis prior to the disclosure to the receiving party by the disclosing party; (c) information that was developed independently by the receiving party's employees, which employees have had no access to the Confidential Information; (d) information that is disclosed to the receiving party by a third party under no obligation of confidentiality to the disclosing party and without violation of this Agreement by the receiving party; or (e) is authorized by the disclosing party in writing for disclosure or release by the receiving party.

The parties agree: (a) to treat and keep as confidential and proprietary all Confidential Information disclosed by the other party; (b) to advise each employee to whom any Confidential Information is to be made available of the confidential nature of such Confidential Information and of the terms of this Agreement; to promptly return to the disclosing party (or its designees), upon the disclosing party's request, all Confidential Information and all copies thereof and to delete from electronic memory such Confidential Information.

The parties agree to keep confidential the terms of this Agreement, including but not limited to information relating to the prices charged and services provided by ART. The parties further agree that any disclosures concerning this Agreement or the terms and conditions shall require the mutual written consent of ART and ISP, except as to such disclosures that may be required to comply with securities laws, court order or similar order of an administrative or regulatory agency, and in connection with relevant government agency communications. Notwithstanding the foregoing, either party shall be entitled to disclose this Agreement and the terms and conditions to its potential and actual financing sources, and to its auditors, attorneys and other agents to the extent necessary to enforce such party's right or perform its obligations pursuant to this Agreement; provided that such financing sources, auditors, attorneys and other agents keep such information confidential.

19.  Termination

     19.1 Termination for Default

Either party may terminate this Agreement immediately on the occurrence of any of the following events: (i) failure to perform a material obligation under this Agreement, or a material breach of this Agreement, and failure to cure such breach within thirty (30) days following delivery of Notice to such defaulting party of the breach; provided that (a) if the cause of such breach is a Force Majeure condition as defined in Section 20.10, the period for remedying such breach shall be extended by the time measured by any delay from the Force Majeure condition, except that, notwithstanding the foregoing, either party may terminate if the Force Majeure condition extends beyond ninety (90) days following Notice and (b) if the breach by its nature cannot be cured within thirty (30) days, the period for remedying such breach shall be extended for ninety (90) days from Notice provided that the breaching party has exercised its best efforts to cure the breach within thirty (30) days of the Notice; or (ii) if the other party becomes insolvent or makes an assignment for the benefit of its creditors, or if a committee of creditors or other representative is appointed to represent its business, or if a voluntary or involuntary petition under any section of a bankruptcy or similar act shall be filed by or against such other party and that party fails within ninety (90) days following the appointment of such committee or representative or the filing of any such involuntary petition to cause the discharge of such committee or representative or the dismissal of such involuntary petition.

          19.2 Effect of Termination

               19.2.1 Accrued Rights. No termination of this Agreement shall affect any accrued rights or obligations of any party, including, without limitation, those specified under Section 5.5, as of the effective date of such termination nor shall it affect any rights or obligations of any party which are intended by the parties to survive any such termination.

               19.2.2 Not Exclusive Remedy. The right of any party to terminate this Agreement is not an exclusive remedy, and any party shall be entitled, alternatively or cumulatively, to other remedies permitted under the terms of this Agreement or by law.

               19.2.3 Return of Materials. Upon termination or expiration of this Agreement, each party promptly shall: (a) remove and return to the other party, or obliterate, at the providing party's option, any material supplied by that party and provide the other party with access during business hours, or other mutually agreeable times, to collect and retrieve any and all equipment installed pursuant to this Agreement; (b) notify and arrange for all publishers and others who may identify, list or publish the other party's name as a marketer, promoter or supporter of Services including, but not limited to, publishers of telephone directories, yellow Pages, and other business directories, to discontinue these listings within six months of the termination date of this Agreement or before the publication of a subsequent version of the directory, whichever may occur earliest; (c) describe in detail all work in process under this Agreement; and (d) certify to the other party that the first party acted in accordance with (a), (b) and (c) of this subsection.

               19.2.4 Payments Due. ISP shall pay in full to ART any and all amounts then due and owing within thirty (30) days of termination of this Agreement.

20.  General Provisions

          20.1 Assignment and Security Interest

               20.1.1 Assignment. Neither party shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be withheld if the assignee or transferee
(i) expressly assumes in writing the terms and conditions of this Agreement and
(ii), except in the case of an Affiliate, satifies the other party's requirements concerning the assignee's/transferee's human resources to satisfy its obligations under this Agreement, financial condition, creditworthiness and general business reputation. Any attempted assignment in violation of the terms of this Section 20.1 will be void.

               20.1.2 Security Interest. Notwithstanding the provisions of
Section 20.1.1, ART may grant a security interest in all or any part of this Agreement, the Equipment and/or sums payable hereunder as collateral security for any loans or advances made or to be made to ART by a financing or other institution ("Secured Party"). In such event, ISP upon receipt of notice of any such transfer, assignment or grant and instructions from ART, shall pay its obligations hereunder or amounts equal thereto to such assignee or the Secured Party in the manner specified in said instructions. In the event that ART notifies ISP of its intention to transfer, assign, or grant a security interest in all or any part of this Agreement, the Equipment and/or sums payable hereunder, as aforesaid, ISP agrees to execute such documents as may be reasonably necessary to secure and/or complete such transfer, assignment or grant and to perfect the assignee's or Secured Parties interest therein.

          20.2 Benefit/Binding Nature

This Agreement shall inure to the benefit of and shall be binding upon the parties and their successors and assigns.

          20.3 No Third Party Beneficiaries

This Agreement is made solely for the benefit of the parties hereto and their respective successors and assigns.

          20.4 Authority and Acknowledgment

Each party represents and warrants that it has full power and authority to enter into and perform under this Agreement and that the person signing this Agreement has been properly authorized to do so. Each party further acknowledges that it has had an adequate opportunity to consult counsel, that it has carefully read each provision of this Agreement and understands this Agreement and that it agrees to be bound by all of its terms, conditions and provisions.

          20.5 Controlling Law

All questions concerning the validity and operation of this Agreement and the performance of the obligations imposed on the parties under this Agreement shall be interpreted and construed in accordance with the domestic laws of the State of Washington even if its choice of law provisions or statutes are in conflict with this requirement.

          20.6 Regulatory Approval

This Agreement is subject to any regulatory approvals which may be required and may be terminated by either party if any governmental or regulatory agency imposes rules or regulations materially affecting the relationship between the parties, provided that the imposition of such rules or regulations shall not be construed to relieve the party affected by such rules or regulations from any duty under Sections 12.1, 12.2, 16 and 18 and from being considered in breach for failure to carry out that obligation.

          20.7 Dispute Resolution and Consent to Jurisdiction and Forum
Selection

The parties agree that all disputes, claims or controversies between them arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Decisions of the arbitration panel shall be based upon Washington State law. The Site of such arbitration shall be in King County, Washington, or the closest other site agreed to by the parties. This choice of venue is intended by the parties to be mandatory and permissive in nature and each party waives any right it has to assert the doctrine of forum non-convenience or similar doctrine or otherwise object to venue as stated herein. The arbitration panel shall consist of three arbitrators, one arbitrator to be selected by each party and the third arbitrator to be selected by the other two arbitrators. Any decision rendered by the arbitration panel pursuant to this provision shall be concurred in by a majority of the members of the panel. Judgment may be entered by any court of competent jurisdiction. Arbitration pursuant to this section shall be the exclusive means of resolving any dispute, claim or disagreement arising hereunder. The prevailing party in the arbitration shall be entitled to reimbursement from the other party for all costs of the arbitration including but not limited to fees and expenses paid to the AAA and its own reasonable attorneys' fees and costs.

          20.8 Relationship of the Parties -- No Agency or Partnership; Conduct

The relationship between the parties under this Agreement is solely that of independent ISP and service provider. It is agreed and understood that neither party is an agent, employee or legal representative of the other, and has no authority to bind the other in any way. Nothing in this Agreement shall be deemed to constitute ART and ISP as partners, joint venture partners, or otherwise associated in or with the business of the other, and neither party shall be liable for the debts, accounts, obligations or other liabilities of the other party, its agents or employees. Neither party is authorized to incur debts or other obligations of any kind on the part of or as agent for the other. Neither ISP nor ART shall represent that it is an agent or otherwise a representative of the other, without other party's prior written permission. ISP and ART each pledge to each other that they will conduct their business affairs at all times with the highest standards of honesty, fair dealing and ethics.

          20.9 Publicity

Neither party shall make any press release or other public announcement of or otherwise publicly disclose the terms and conditions of this Agreement without the prior written approval of the other party unless required by law, regulation, court order or rule of any securities exchange, in which case the disclosing party shall promptly inform the other party of such disclosure and shall permit it to intervene to object if such is permitted. The foregoing shall not prohibit either party from disclosing this Agreement or its content to (i) its attorneys, accountants, investment bankers or other advisors provided they are informed of and bound by this Section 20.9 and Section 18 or (ii) in a public or private offering or investment solicitation Writing.

          20.10 Force Majeure

NEITHER PARTY SHALL BE LIABLE FOR DELAYS IN PERFORMANCE, OR FAILURE TO PERFORM THIS AGREEMENT OR ANY OBLIGATIONS HEREUNDER, WHICH ARE ATTRIBUTABLE TO CAUSES BEYOND ITS REASONABLE CONTROL, INCLUDING BUT NOT LIMITED TO, OBSTRUCTION OF LINE OF SIGHT BETWEEN SITES, FIRE, FLOOD, EPIDEMIC, EARTHQUAKE, ACT OF GOD, LIGHTNING, PUBLIC POWER FAILURE OR SURGE, EXPLOSION, STRIKE OR OTHER LABOR DISPUTE, RIOT OR CIVIL DISTURBANCE, WAR OR ARMED CONFLICT, OR ANY OTHER SIMILAR OCCURRENCE NOT WITHIN ITS CONTROL (AN "EVENT OF FORCE MAJEURE"), PROVIDED HOWEVER, THAT UPON THE OCCURRENCE OF AN EVENT OF FORCE MAJEURE, THE DELAYED PARTY SHALL SO NOTIFY THE OTHER PARTY PROMPTLY.

          20.11 Insurance

Upon request, either party shall provide proof of insurance or self-insurance during the term of the Agreement for Worker's Compensation insurance and comprehensive general liability. The liability insurance policies shall insure against loss or damage on account of claims for bodily injuries, death or property damage suffered by a person or persons in connection with each party's performance of this Agreement and shall be in the combined limit amount of Two Million

Dollars ($2,000,000) for each occurrence. Each party shall cause to have the other party named as an additional insured on all insurance policies under this
Section 20.11.

          20.12 Indemnification

               20.12.1 Indemnification of ART by ISP. ISP shall indemnify ART against, and hold ART harmless from all liabilities, demands, claims, damages, losses, demands, costs, judgments and expenses (including reasonable attorneys' fees) arising out of or in connection with this Agreement for personal injury or damage to tangible property of ART caused by the acts or omissions of ISP or ISP's employees, agents or invitees. In no event shall ART's employees, agents or invitees be deemed to be employees, agents or invitees of ISP.

               20.12.2 Indemnification of ISP by ART. ART shall indemnify ISP against, and hold ISP harmless from all liabilities, demands, claims, damages, losses, demands, costs, judgments and expenses (including reasonable attorneys' fees) arising out of or in connection with this Agreement for personal injury or damage to tangible property of ISP caused by the acts or omissions of ART or ART's employees, agents or invitees. In no event shall ISP's employees, agents or invitees be deemed to be employees, agents or invitees of ART.

               20.12.3 Duty to Notify and Assist. If it appears that the other party may be obligated to provide indemnification as a result of such claim, the other party, in its discretion, may settle or compromise the claim or retain counsel of its own choosing and control and prosecute the defense against such claim. In no event shall the party against whom the claim is asserted have the right to pay, settle or compromise such claim without the prior written consent of the party who may be obligated to indemnify under this Section 20.12.3, and the parties hereto agree that they will not unreasonably withhold consent to such payment, settlement or compromise. The party against whom the claim is asserted shall provide the other party such assistance as may be reasonable in the defense and disposition of such claim. If any claim arises to which the provisions of this Section 20.12.3 may be applicable, the party against whom such claim is made shall notify the other party immediately upon learning of the claim.

          20.13 Notices

All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back; provided that such notice, request, demand or other communication is also sent by a nationally recognized overnight courier, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

If to ART:                                  If to ISP:

Steven D. Comrie                            ____________________________
President                                   ____________________________
500-108th Ave. NE, Ste. 2600                ____________________________
Bellevue, WA 98004                          ____________________________
Tel: 206-688-8700                           Tel:________________________
Fax: 206-688-0703                           Fax:________________________

with copy to:                                        with copy to:

General Counsel's Office                    ____________________________
500-108th Ave. NE, Ste. 2600                ____________________________
Bellevue, WA 98004                          ____________________________
Attn.:  Thomas M. Walker, Esq.              Attn.:______________________
Tel: 206-688-8700                           Tel:________________________

          20.14 Period of Limitation

Any claim arising from or in connection with this Agreement must be brought to the attention of the other party in writing within ninety (90) days of the event alleged as giving rise to an action, and any action arising from or in connection with this Agreement must be brought within six (6) months after the cause of action arises under this Agreement.

          20.15 Section Headings

All Section Headings used in this Agreement are for convenience or reference only and are not intended to define or limit the scope of any provisions of this Agreement.

          20.16 Survival

Sections 7, 16, 17, 18, 20.7 and 20.12 of this Agreement that by their nature and context are intended to survive the execution, delivery, performance and termination of this Agreement, shall so survive and shall continue in force and effect until the applicable limitations period has expired.

          20.17 Waiver

No waiver of any right or remedy in respect to any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such an occurrence or event on any other occasion.

          20.18 Severability

If any portion of this Agreement is held to be invalid by a court of competent jurisdiction, that provision shall become ineffective and unenforceable. The parties agree that such invalidity shall not affect the validity of the remaining portions of this Agreement and they further agree to substitute for the invalid provision a valid provision that most closely approximates the effect and intent of the invalid provision.

          20.19 Interpretation

The words and phrases used herein shall have the meaning generally understood in the telecommunications industry and the microwave radio industry. This Agreement shall be construed in accordance with its fair meaning and not for or against either party because of the identity of the party drafting or proposing a provision.

          20.20 Offsets

The payments required under this Agreement shall be due on time and neither party may offset any such payment because of any claim hereunder.

          20.21 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and deemed effective and binding if executed and exchanged by facsimile, provided that promptly thereafter original signatures are exchanged.

          20.22 Integration

This Agreement and all Attachments hereto constitute the entire agreement between the parties hereto and supersedes all prior representations, agreements, understandings and arrangements, oral or written, between the parties with respect to the subject matter. This Agreement allocates the risks of loss among the parties according to their express agreement, which allocation is reflected in the charges and terms and conditions set forth herein. Except as otherwise provided for herein, this Agreement may not be released, discharged, amended, or modified in any way except by a Writing that expressly refers to this Agreement and is executed by all parties hereto.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned parties have duly executed this Agreement effective as of the date first above written.

ADVANCED RADIO                      DIGEX, INC.
TECHNOLOGIES CORP.



By:_____________________________    By:____________________________________

Name:___________________________    Name:_________________________________

Title:____________________________  Title:__________________________________

ART Internet Service Provider Agreement
Attachment A - Definitions

As used in this Agreement, the following terms shall have the following meanings:

"Acceptance Criteria" shall mean that the circuit is able to successfully transmit and receive voice and/or data traffic between the two Demarcation Points that define the ART portion of the circuit.

"Access Rights" shall have the meaning ascribed in Section 4.3.4.

"Affiliates" shall mean as to any Person any other Person which, directly or indirectly, owns or Controls the first Person, is directly or indirectly owned or Controlled by the first Person or is under common Control with the first Person.

"Agreement" shall mean each Page of this agreement, each of its Attachments and each amendment or modification if executed by each party.

"Availability of 99.995%" shall mean a Circuit that, during a defined period of time, the number of Severely Errored Seconds is less than .005% of the total seconds in the period.

"Bit Error Rate" shall mean the number of bits unintentionally changed in the course of transmission relative to a specific quantity of bits transmitted; usually expressed as a number referenced to a power of 10.

"CAP" shall mean a Competitive Access Provider and is synonymous with the term CLEC.

"Circuit" shall mean any individual DS-0, DS-1, DS-3 or other data transmission service provided in total or in part by ART to a single Customer.

"CLEC" shall mean a company that is not the traditional LEC and furnishes local exchange service pursuant to state authorization using primarily fiber optic cable.

"Completion Notice" shall have the meaning ascribed in Section 14.1.

"Control " shall mean de jure or de fact control of one Person by another.

"SPE" shall mean the type of equipment ordinarily termed Site Premises Equipment and installed in Target Buildings and owned and controlled by ART.

ART Internet Service Provider Agreement
Attachment A - Definitions

"Credit" shall have the meaning ascribed in Section 14.1.

"Customer" shall mean the customer of the ISP, which receives service from the ISP and is responsible for paying the service charges to the ISP.

"Demarcation Point" shall mean the interface between the portion of a circuit provided by ART and any portion of the circuit not provided by ART.

"DS0" shall mean a Digital Signal Zero, which is a circuit with a bandwidth of 64 kilobits per second, which is the capacity necessary to carry a single voice conversation. "DS1" shall mean Digital Signal One, which is a circuit with a bandwidth of 1.544 megabits per second, roughly 24 times that of DS-0. A DS-1 is also known as a T-1.

"DS3" shall mean Digital Signal Three, which is a circuit with a bandwidth of 45 megabits per second. A D-3 is also known as a T-3.

"End User" shall mean either the Customer of the ISP, which is responsible for the content of the transmissions or a customer of ART.

"Equipment" shall mean the equipment installed by ART and set forth in the Link Inventory List.

"Force Majeure" shall mean the factors set forth in Section 20.10 that are considered to excuse performance.

"Hub Services" shall mean those services set forth in Section 4.3 hereof.

"Hub Site" shall mean a location for Equipment that is capable of serving as a point at which to concentrate communications traffic from surrounding microwave Sites for the purpose of increasing system efficiencies and lowering costs to reach nearby Sites.

"IDU" shall mean the Indoor Unit, consisting of electronics that are part of the ART-supplied 38 GHz radio transceiver, which is located typically within a building on the End user's Premises and is connected to the ODU by coaxial cable, usually RG 8.

"Link" shall mean radio path between two transceivers. A radio path may consist of one or more Links.

ART Internet Service Provider Agreement
Attachment A - Definitions

"Microwave Service" shall mean a wireless service using frequencies higher than 500 kilohertz transmitting and receiving from one or more fixed locations.

"NOC" shall mean network operations center.

"Notice" shall mean the notice provisions set forth in Section 20.12.3.

"ODU" shall mean the Outdoor Unit, consisting of an antenna, antenna mount or mast and electronics that are part of the ART-supplied 38 GHz radio transceiver and which is located typically on the roof of a building or tower, but which may be mounted inside of a window and which is connected to the IDU by coaxial cable, usually RG 8.

"Outage" shall mean service interruptions in excess of ten consecutive (10) Severely Errored Seconds.

"Person" shall mean any individual, association or any entity including without limitation a company, corporation, general or limited partnership or limited liability company or any other business organization.

"POP" shall mean Point of Presence, or the location of a switch for a telecommunications provider.

"POTS" shall mean Plain Old Telephone Service or traditional basic voice telephone service.

"Preliminary Site Survey" shall mean the initial survey of the Site connected. The primary purpose of the Preliminary Site Survey is to provide preliminary technical and administrative information so that ART Field Services and Engineering can make an initial determination of whether a proposed radio link is feasible and whether a detailed Site Survey is required

"PT" shall mean either standard clock Pacific Time or daylight Pacific clock Time whichever is in effect at the event in question..

"Retail Pricing" shall mean the rates charged to End Users by ART.

"Selected Area" shall have the meaning ascribed in Section 4.3.1.

"Service Commencement Date" shall have the meaning ascribed in Section 5.4.

ART Internet Service Provider Agreement
Attachment A - Definitions

"Service" shall mean all services furnished pursuant to this Agreement by either party.

"Severely Errored Seconds" shall mean those seconds during which the Bit Error Rate is greater than 10-3.

"Service Area" shall mean the area within which ART provides Service.

"Service Order" shall mean the binding order for Service in a form furnished by ART and executed by the ISP.

"Spectrum Services" shall mean the services set forth in Section 4.1, entitled "38 GHz Transmission Services.".

"Site" shall mean location of the IDU, ODU, the connecting cabling and ancillary equipment to be used for furnishing Service to the End User. Each Link shall consist of two or more Sites.

"Site Survey" shall mean the surveys of potential Sites for acceptability for the location of Equipment and furnishing of Service.

"Standard Installation" shall mean an installation where both radios are roof mounted, no core boring penetrations are necessary, access is unrestricted during normal business hours, and the installation can be accomplished in one concurrent eight (8) hour period.

"Subrate Service" shall mean Service that is a multiple of DS-O Service up to a DS-1.

"Tariff" shall mean the rates and related terms and conditions of Service filed by ART with federal and/or state regulatory commissions and in effect at the time of Service.

"Target Building" shall have the meaning ascribed in Section 4.3.

"Target Building Schedule Date" shall have the meaning ascribed in Section 4.3.

"Target Service Date" shall have the meaning ascribed in Section 5.1.

"View Shed" shall mean a mechanized program to identify and depict all buildings and other structures within a 360 degree arc to and from which a 38 GHz transmission may be transmitted

ART Internet Service Provider Agreement
Attachment A - Definitions

and received by a Hub Site without electromagnetic interference created by physical barriers, such as buildings, other than foliage.

"Wholesale Pricing" shall mean the rates charged to the ISP by ART.

"Writing" shall mean any recordation whether on paper or its equivalent or in a decipherable electronic medium, except that where a writing must be signed under the terms of this Agreement it shall be on paper.

"Work Sheet" shall have the meaning ascribed in Section 5.1.


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